                                                                    EXHIBIT 12.1

                           POST APARTMENT HOMES, L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                     Year Ended December 31,
                                          --------     --------     -----------------------------------------------------------
                                            2000         1999         1999         1998      1997          1996          1995
                                          --------     --------     --------     --------  --------      --------      --------
Pre-tax income (loss) from
continuing operations                     $ 66,368     $ 57,938     $119,424 (1) $100,461  $ 66,078 (1)  $ 53,453 (1)  $ 38,417(1)

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                     35,414       25,642       56,105       48,189    35,205        27,916        29,714
    Rentals - 33.34% (2)                     1,386        1,180        2,385        2,220     1,686           939           405
                                          --------     --------     --------     --------  --------      --------      --------
        Total fixed charges                 36,800       26,822       58,490       50,409    36,891        28,855        30,119
                                          --------     --------     --------     --------  --------      --------      --------

Earnings before income taxes,
    minority interest and fixed charges    103,168       84,760      177,914      150,870   102,969        82,308        68,536
Adjustment for capitalized interest        (11,867)      (9,568)     (21,417)     (15,707)   (9,567)       (4,443)       (5,653)
                                          --------     --------     --------     --------  --------      --------      --------
       Total earnings                     $ 91,301     $ 75,192     $156,497     $135,163  $ 93,402      $ 77,865      $ 62,883
                                          ========     ========     ========     ========  ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES             2.5          2.8          2.7          2.7       2.5           2.7           2.1
                                          ========     ========     ========     ========  ========      ========      ========


(1) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.4, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.
(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.